EXHIBIT 99.1
www.nts.com

NEWS RELEASE FOR September 2, 2011, at 6:00 A.M. EST

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Aaron Cohen (corporate)
jill@allencaron.com	aaron.cohen@ntscorp.com
Len Hall (media)	(818) 591-0776
len@allencaron.com	Derek Coppinger (technical)
(949) 474-4300	dcoppinger@ntscorp.com
(800) 270-2516

National Technical Systems Acquires Lightning Technologies, Inc.

Expands Commercial Aerospace Business, Adds Mission Critical Testing Services That
Strengthen Company’s Non-Defense Industry Businesses

CALABASAS, Calif., September 2, 2011 -- National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, announced today that it has taken another key step in its strategic plan to grow NTS into a larger, more diverse and more comprehensive provider of testing and engineering services with the acquisition of the business and assets of Lightning Technologies, Inc. (LTI) for $6 million in cash, plus an earn-out of up to an additional $1 million based on meeting certain performance targets within the first 48 months following the acquisition.

In business since 1977 and located in Pittsfield, MA, LTI is internationally recognized as a leading engineering services and testing laboratory specializing in the field of lightning protection. LTI’s customer base, capabilities and service offerings are concentrated in the aerospace, construction and wind power generation markets, which will expand NTS’ commercial aerospace business and strengthen the Company’s non-defense industry businesses.

LTI has consistently delivered a steady stream of revenue and earnings recording sales for the 12 months ended July 31, 2011 of approximately $4.6 million with pretax income of approximately $1.2 million.   NTS has worked closely with LTI on a number of important projects over the years and is very familiar with LTI’s business, the quality and value of its services and the professional skills of its staff.

NTS President and Chief Executive Officer William C. McGinnis said, “The LTI acquisition makes NTS a more comprehensive testing and engineering services company.  It provides us with new and increasingly important access to a number of new commercial and other non-defense industry markets, bolsters our service offerings and increases our geographic reach, which are key strategic goals of all our recent acquisitions.  While LTI is a niche business, it is a very important one.  It complements our current capabilities and the testing services provided by LTI are a staple requirement for many commercial aerospace applications, as well as for a number of other commercial and industrial applications.  LTI also has a strategically important customer base that will give us additional exposure to clients in the aerospace, commercial and electronics markets. LTI presents many new opportunities for us with its clients and adds LTI’s capabilities to our menu of services for our current clients.”

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

Lightning testing and lightning protection systems are becoming increasingly important in many markets NTS serves, but particularly in aviation due to the advent of new composite materials. McGinnis said that with the addition of LTI’s lightning testing services, NTS believes it is the only U.S. firm that can test and certify that commercial aircraft meet all the requirements of the Federal Aviation Administration’s specification DO160.

Aircraft certification and flight safety authorities around the world require that aircraft structures and systems that are critical or essential to the safe flight of an aircraft be protected from significant lightning-induced damage or upset. These requirements are fulfilled by LTI through a certification plan that details the lightning protection engineering and shows -- through verification testing -- that the engineering meets all applicable standards and regulations.

LTI engineers take a system-wide approach to assure that lightning protection is compatible with space and weight limitations, electromagnetic compatibility and electromagnetic pulse. LTI’s capabilities include traditional designs, all-composite and fly-by-wire aircraft, as well as avionic upgrades and engine modifications.

LTI’s client list has included General Electric, Hamilton Sundstrand, FAA, NASA’s Kennedy Space Center, Walt Disney World’s Epcot, Typhoon Lagoon, and Animal Kingdom parks. LTI has provided lightning protection design and validation for major aircraft and space vehicles and launch facilities including NASA Space Shuttle and KSC launch complexes.

McGinnis also noted that the staff and operations of the acquired business will continue to be located in its advanced, 20,000-square-foot testing facility in Pittsfield, and NTS will operate that business as part of the Company’s Technical Systems organization under the name Lightning Technologies, an NTS Company.

About Lightning Technologies Inc.
Lightning Technologies Inc. (LTI) was founded in 1977 in Pittsfield, MA, and has since grown to be one of the most complete lightning-simulation labs in the world. It ranks as an international leader in the development of sophisticated lightning protection systems for customers in the aerospace industry as well as for industrial complexes, golf courses, wind turbine farms, theme parks, and other high-risk locations.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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